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                                                              EXHIBIT 1.A(1)(c)

                                 AMENDMENT NO. 2
                               CUSTODIAN AGREEMENT
                                     BETWEEN
                       STATE STREET BANK AND TRUST COMPANY
                                       AND
                            A I M DISTRIBUTORS, INC.

         The Custodian Agreement (the "Agreement"), dated June 1, 1983, as amended March 1, 1999, by and between A I M DISTRIBUTORS, INC., a Delaware corporation with its principal office at Eleven Greenway Plaza, Suite 1919, Houston, Texas and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation having an office at 225 Franklin Street, Boston, Massachusetts 02101, is hereby amended as follows:

1. The first WHEREAS paragraph on page one of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "WHEREAS, the Sponsor is engaged in the business of selling shares of mutual funds and similar securities and presently wishes to obtain the services of the Custodian in connection with the administration of a plan for the accumulation of shares of AIM Summit Fund (the "Fund") which the Sponsor sells and distributes for the benefit of Planholders (as defined herein) of AIM Summit Investors Plans I (the "Plan");"

2. Section I.A.1. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "1. Nature of the Plan. The Sponsor intends to offer the Plan for the accumulation of shares of the Fund, or any other shares substituted therefor, under the terms of the Plan (all such shares being hereinafter called the "Fund Shares" and the issuer of such shares being hereinafter called the "Fund," unless the context indicates otherwise). Beneficial owners of Fund Shares under the Plan, regardless of whether such beneficial ownership is evidenced by Plan Certificates, are hereinafter called "Planholders"."

3. The first sentence of Section II.A.6. is hereby amended and restated to read in full as follows:

                           "The Custodian and the Sponsor agree that a Planholder who owns any completed Plan may make additional investments, without completing a new Plan application, thereby activating the Extended Investment Option, subject to the same deductions as applied to the Planholder's last scheduled payment."


4. Section II.A.8. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "8. Change in Denomination. The Custodian and the Sponsor agree that a Planholder may change an existing Plan by providing the Custodian with a completed Plan application for a new face amount. An increase in a Plan amount shall not create new cancellation and refund rights that are created when a new Plan is issued. If a planholder increases the face amount of a Plan, the amount paid prior to June 30, 2000 will be divided by the amount of the new face plan monthly scheduled payment. The calculation will result in a number of scheduled payments assumed to have been

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                           made prior to June 30, 2000 under the increased face
                           plan amount. A creation and sales load will be applied to these assumed payments and a credit will be given for the creation and sales load actually paid prior to the face plan change. Any balance due will be deducted from the planholder's account. If the number of assumed scheduled payments is less than 12, a creation and sales load will be assessed on future payments so that a creation and sales load is paid on 12 scheduled payments. If the number of scheduled payments resulting from the calculation is greater than 12, no creation and sales load will be assessed on payments made after June 30, 2000.

                           A Planholder may decrease the amount of his Plan up to a maximum of 50% of the face amount of his Plan, provided that such request is made prior to the date of the Planholder's sixth payment. A Planholder may increase the amount of his Plan at any time. For a period of twelve (12) months following a face change increase, the Planholder may decrease the increased Plan to a smaller plan size, but not smaller than the original Plan prior to the increase."

5. The second paragraph of Section II.A.9 is hereby amended and restated to read in full as follows:

                           "Upon receipt by the Custodian of appropriate notice from the Sponsor, the Custodian shall reinstate any Plan which has been terminated in accordance with paragraphs II(B)(7)(a) or (b) below, subject to a reinstatement fee set forth in the Prospectus, but without deduction for sales charges, so long as the reinstatement is consistent with the terms of the Plan Certificate."

6. The first clause of the first paragraph of Section II.B.5 is hereby amended and restated to read as follows:

                           "The Custodian and Sponsor agree that a Planholder who has owned his Plan for at least 45 days may withdraw or liquidate part of the Fund Shares held in his account without terminating his Plan, subject to a Custodian Fee set forth in the Prospectus and to the following:..."

                       4. Section II.B.5.c.(vi) of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "(v) The Planholder will be liable for any transfer taxes that may be required."

                       5. The third paragraph of Section II.B.6 of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "The Sponsor reserves the right (upon 90 day's notice) to discontinue offering Systematic Withdrawal Programs."

                       6. The first clause of the first sentence of Section II.B.7 of the Custodian Agreement is hereby amended and restated to read as follows:

                           "The Custodian and the Sponsor agree that a Planholder may, subject to transfer taxes, if any,
                           (a)..."

7. The first sentence of Section II.B.8.a is hereby amended and restated to read in full as follows: "A Planholder may at any time terminate his Plan in accordance with the

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         provisions thereof and subject to a fee set forth in Schedule A, by surrendering his Plan Certificate, if any, to the Custodian."

8. The first sentence of Section II.B.8.b is hereby amended and restated to read in full as follows: "If a Planholder fails to make any scheduled payment for one year after it becomes due under the Plan, either the Sponsor or the Custodian may terminate the Plan on 60-days' written notice, and the Custodian may charge the fee set forth in the Prospectus."

9. The second paragraph of Section II.B.9 is hereby amended and restated to read in full as follows: "After the expiration of fifteen (15) years from the date of the Plan or, if the Planholder has activated the Extended Investment Option, upon termination of the Plan at any time after the expiration of fifteen (15) years but not exceeding twenty-five (25) years, the Custodian receives an annual fee set forth in Schedule A."

10. The first sentence of Section II.C.4 is hereby amended and restated to read in full as follows: "The Custodian will provide notice to Planholders of all Fund shareholder meetings, together with proxy statements."

11. The first sentence of the second paragraph of Section II.C.4 is hereby amended and restated to read in full as follows: "If the Planholder desires to attend the Fund shareholder meeting and vote shares held in his account in person, the Planholder must make written request to the Custodian for a proxy which will permit the shares to be voted in person."

12. Section II.D.1.g is hereby amended and restated to read in full as follows: "Any and all duties of the Custodian enumerated in the foregoing provisions of this subparagraph are hereby delegated to the Sponsor until such time as the Custodian notifies the Sponsor that it is terminating such delegation. The effect of such termination will be that the Custodian will perform the foregoing duties."

13. The first sentence of Section II.E.1 is hereby amended and restated to read in full as follows: "As remuneration for the services to be performed by the Custodian under this Agreement, the Custodian shall receive the fees, charges, and reimbursements for expenses as set forth in the attached Schedule A, this Agreement and the Prospectus, and for all other expenses incurred, whether or not otherwise enumerated, in connection with the performance of its duties under this Agreement."

14. Section II.E.2 is hereby amended and restated to read in full as follows: "No payment to the Sponsor, or to any affiliated person or agent of the Sponsor, shall be allowed the Custodian as an expense except for payment to the Sponsor of the expenses incurred by it in connection with the duties delegated to it as described in the immediately preceding paragraph."

15. Section III.A.4. of the Custodian Agreement is hereby amended and restated to read in full as follows:

                           "4. Creation and Sales Charges and 12b-1 Payments. The Sponsor receives a Creation and Sales Charge to compensate it for its services and costs in creating the Plans and arranging for their administration and for making the Fund Shares available to Planholders at net asset value. This charge is deducted from each payment by a Planholder and is remitted by the Custodian to the Sponsor and the dealer reallowance portion of such charge is remitted by the Custodian to dealers of record applicable to such purchase. Rule 12b-1 payments are paid by the Fund to the Sponsor who in turn will remit to the Custodian, as its agent, amounts due to dealers of record. The Custodian will keep records necessary to, and will pay such amounts to, the appropriate dealer of record."

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16.      A new Schedule A to the Agreement is hereby added to the Agreement as follows:

                                   "SCHEDULE A

                                FEES SCHEDULE FOR
                       STATE STREET BANK AND TRUST COMPANY
                         FOR SERVICES AS PLAN CUSTODIAN
                  ---------------------------------------------

         The following fees and charges will be deducted from the Fund, Plans or from Planholder accounts and paid to the Custodian in accordance with the terms of the Prospectus.

General

         Account Service fees are based on an annual per shareholder account charge for account maintenance plus transaction and out-of-pocket expenses. There is a minimum charge of $1,500 per month(1). Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

 Annual Account Service Fees
      Open Account - active                       $16.00/year(1)

 Activity Based Fees
      Telephone Calls                             $ 2.50/each(1)
      Correspondence                              $ 3.00/each(1)
      New Account and Setup Kits                  $ 2.50/each(1)

 Planholder Fees
      IRA Annual Maintenance                      $10.00/year
      Bounced Checks                              $ 5.00/each
      Transcripts                                 $ 5.00/each year researched
      Terminations                                $ 2.50/each
      Inactive Accounts(2)                        $12.00/year

 Out-of-Pocket Expenses(1)

         Out-of-Pocket expenses include but are not limited to: Confirmation statements, checks, postage, forms, telephone, microfilm, microfiche, year-end forms and expenses incurred at the specific direction of the Sponsor.

 -------------------------

(1) These are fees that the Fund has voluntarily elected to pay to the Custodian on behalf of the Plans.

(2) A Plan that is not current and to which no investments have been made for a 12-month period but does not include completed plans. This fee will be paid annually to the Sponsor or its designee."

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         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Date: June 30, 2000


                                                   A I M DISTRIBUTORS, INC.



Attest:                                            By:
         --------------------------------------        -------------------------
                  Assistant Secretary                       President

(SEAL)


                                                   STATE STREET BANK AND TRUST
                                                   COMPANY

Attest:                                            By:
         --------------------------------------        -------------------------
                  Assistant Secretary

(SEAL)



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